Exhibit 99.28Q(1)

ARIEL INVESTMENT TRUST

POWER OF ATTORNEY

Each of the undersigned constitutes and appoints Anita Zagrodnik, Arthur Don, John W. Rogers, Jr., Mariele Cusak, Mellody L. Hobson, and Sheldon R. Stein and each of them individually, his or her attorneys-in-fact, each with power of substitution, for him or her in any and all capacities, to sign any post-effective amendments to the registration statement under the Securities Act of 1933 (Registration No. 33-7699) and/or the Investment Company Act of 1940 (Registration No. 811-4786), whether on Form N-1A or any successor forms thereof, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and all appropriate state or federal regulatory authorities.  The undersigned hereby ratifies and confirms all that each of the aforementioned attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned have executed this Power of Attorney as of the 17th day of March, 2009.

/s/ Mario L. Baeza
Mario L. Baeza
Trustee

/s/ James W. Compton	/s/ Christopher G. Kennedy
James W. Compton	Christopher G. Kennedy
Trustee	Trustee

/s/ William C. Dietrich	/s/ Merrillyn J. Kosier
William C. Dietrich	Merrillyn J. Kosier
Trustee	Trustee

/s/ Royce N. Flippin, Jr.	/s/ William M. Lewis, Jr.
Royce N. Flippin, Jr.	William M. Lewis, Jr.
Trustee	Trustee

/s/ John G. Guffey, Jr.	/s/ H. Carl McCall
John G. Guffey, Jr.	H. Carl McCall
Trustee	Trustee

/s/ Mellody L. Hobson	/s/ John W. Rogers, Jr.
Mellody L. Hobson	John W. Rogers, Jr.
President, Principal Executive Officer, Chairman and Trustee	Trustee

/s/ Thomas E. Herman	/s/ James M. Williams
Thomas E. Herman	James M. Williams
Principal Financial Officer, Principal Accounting Officer, Vice President, and Treasurer	Trustee